The Gabelli Westwood Mighty Mites Fund
4th Quarter 1999
Section 10f-3 Transactions




The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    10-18-99
Issue                          Martha Stewart Living
Shares                         2,000
Price                          $18
Amount                         $36,000
Spread Amount                  1.26
Spread %                       7.0%
Fund's % of Issue              0.02%
% of Issue for all
Gabelli Funds                  0.12%
Broker 			       Morgan Stanley Dean Witter
Issues within
90 days			        3
Reason			       (1),(2)


Trade Dates                    10-18-99
Issue                          WWF Entertainment
Shares                         1,000
Price                          $17
Amount                         $17,000
Spread Amount                  1.19
Spread %                       7.0%
Fund's % of Issue              0.01%
% of Issue for all
Gabelli Funds                  0.05%
Broker 			       Bear Stearns
Issues within
90 days			        3
Reason			       (1),(2)




The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ...The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.



Note: If 3 comparable issues are not available within 90 days, a one-year window is used.